                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              F.Y.I. INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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* Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               [FYI LETTERHEAD]

                                April 8, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of F.Y.I. Incorporated (the "Company"), which will be held at the Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219, on Thursday, May 15, 1997, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

     At the meeting, you will be asked to consider and vote upon (1) the election of eleven (11) Directors and (2) such other business as may properly come before the meeting and any adjournment thereof.

     We hope you will find it convenient to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided. No postage need be affixed to the Proxy if it is mailed in the United States.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 is being mailed to you together with the enclosed proxy materials.

                                            Sincerely,

                                            /s/ THOMAS C. WALKER

                                            Thomas C. Walker
                                            Chairman and Chief Development
                                            Officer

                                            /s/ ED H. BOWMAN, JR.

                                            Ed H. Bowman, Jr.
                                            President and Chief Executive
                                            Officer

     3232 MCKINNEY AVENUE     -     SUITE 900     -     DALLAS, TEXAS 75204

                              F.Y.I. INCORPORATED
                        3232 MCKINNEY AVENUE, SUITE 900
                              DALLAS, TEXAS 75204
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of F.Y.I. Incorporated, a Delaware corporation (the "Company"), will be held at the Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on Thursday, May 15, 1997, at 10:00 a.m. (local time), for the following purposes:

          (1) To elect eleven (11) Directors, each to serve for a term of one year and until his successor is duly elected and qualified; and

          (2) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     A copy of the Company's Annual Report to Stockholders, Proxy Statement and form of Proxy are being mailed together with this Notice.

     Only stockholders of record as of the close of business on March 26, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

     You are cordially invited to be present at the Annual Meeting. It is important to you and to the Company that your shares be voted at the Annual Meeting.

                                            By Order of the Board of Directors

                                            /s/ MARGOT T. LEBENBERG

                                            Margot T. Lebenberg
                                            Vice President, General Counsel and
                                            Secretary

April 8, 1997

                               IMPORTANT NOTICE:

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT CAREFULLY AND THEN TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. AS SET FORTH IN THE PROXY STATEMENT, THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND AND TO VOTE AT THE ANNUAL MEETING.

                              F.Y.I. INCORPORATED
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1997

     This Proxy Statement and the accompanying form of proxy ("Proxy") are being furnished to the stockholders of F.Y.I. Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219, on Thursday, May 15, 1997, at 10:00 a.m. (local time), and at any adjournment thereof. Only stockholders of record as of the close of business on March 26, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting.

     This Proxy Statement and the accompanying Proxy materials, together with a copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 (the "Annual Report"), are being sent or given to stockholders of the Company commencing on or about April 10, 1997.

     At the Annual Meeting, the stockholders of the Company will be asked to (i) consider and vote upon the election of eleven (11) Directors of the Company and
(ii) consider and vote upon any other business that may properly come before the Annual Meeting and any adjournment thereof.

     The principal executive offices of the Company are located at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, and the Company's telephone number at that address is (214) 953-7555.

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

VOTING RIGHTS AND VOTES REQUIRED

     Holders of record of the Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held on all matters to come before the Annual Meeting. As of the close of business on the Record Date, there were 8,784,884 shares of the Common Stock outstanding (including 36,670 shares of the Common Stock held by a wholly-owned subsidiary of the Company). The presence, in person or by Proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Assuming a quorum, the nominees receiving a plurality of the votes cast at the Annual Meeting for the election of Directors will be elected as Directors.

     With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of the election of Directors.

VOTING OF PROXIES

     If the accompanying Proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified in the Proxy. In the absence of instructions to the contrary, such shares will be voted in favor of the nominees for election to the Board of Directors listed in this Proxy Statement and named in the accompanying Proxy. The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any matters that will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, however, it is the intention of each of the persons named in the accompanying Proxy to vote all properly executed Proxies on behalf of the stockholders they represent in accordance with their discretion with respect to any such other matters properly coming before the Annual Meeting.

REVOCATION OF PROXIES

     Any stockholder may revoke such stockholder's Proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). A Proxy may be revoked by filing with Margot T. Lebenberg, Vice President, General Counsel and Secretary of F.Y.I. Incorporated, at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, a written notice of revocation or a subsequently dated, executed Proxy at any time prior to the time it has been voted at the Annual Meeting, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy).

SOLICITATION OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors, and the cost of such solicitation will be borne by the Company. Proxies may be solicited by Directors, officers and employees of the Company, none of whom will receive any additional compensation for his or her services. Solicitation of Proxies may be made personally or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of the Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the reasonable expense of forwarding soliciting materials to their principals. The Company has engaged American Stock Transfer and Trust Company as proxy solicitor.

                       PROPOSAL -- ELECTION OF DIRECTORS

     Eleven Directors are to be elected to hold office until the next annual meeting and until their respective successors are elected and qualified.

     The following information is furnished with respect to the 11 nominees for election as Directors. The Board of Directors has recommended the nominees named below. Unless otherwise instructed, it is the intention of the persons named in the accompanying Proxy to vote all shares of the Common Stock represented by properly executed Proxies for the nominees named below. Although such nominees have indicated that they will serve as Directors of the Company, should any of them be unable to serve, the Proxies will be voted for the election of a substitute nominee designated by the Board of Directors or the Board of Directors will elect to reduce the number of Directors constituting the Board of Directors. There is no cumulative voting for Directors.

  Nominees for Directors

     Thomas C. Walker, age 64, has been Chairman of the Board of the Company since its inception in September 1994 and has been Chief Development Officer of the Company since November 1995. From September 1994 until November 1995, Mr. Walker held the positions of President and Chief Executive Officer. From August 1991 to December 1994, Mr. Walker was Vice President, Corporate Development, of Laidlaw Waste Systems, Inc., a subsidiary of Laidlaw, Inc., a waste management company, where he was responsible for its acquisition and divestiture program in the United States and Mexico. From May 1989 until he joined Laidlaw Waste Systems, Inc., Mr. Walker was President of Thomas C. Walker Associates, Inc., a company providing merger, acquisition and financial consulting services focusing on the waste management industry. During his career, Mr. Walker has been responsible for the acquisition or divestiture of over 150 businesses over a 30-year period. Mr. Walker holds a B.S. in Industrial Engineering from Lafayette College.

     In May 1989, Mr. Walker resigned from a senior executive position with a former employer and received a severance payment under the terms of his employment agreement. In July 1989, such employer commenced a proceeding in bankruptcy, and, after emerging from such proceeding and in connection with its liquidation, sought to recover Mr. Walker's severance payment as a preference claim. Mr. Walker litigated this claim but ultimately entered into a judgment requiring him to make significant payments to his former employer. In April 1993, Mr. Walker filed a voluntary petition in bankruptcy in order to discharge such judgment and two mortgage notes relating to two condominiums in Dallas, the holders of which were unwilling to renegotiate the terms of the mortgages. Mr. Walker did not seek any other relief from creditors, and the bankruptcy was discharged in February 1994.

     Ed H. Bowman, Jr., age 50, has been President and Chief Executive Officer and a Director of the Company since November 1995. From May 1993 to June 1995, Mr. Bowman was Executive Vice President and Chief Operating Officer of the Health Systems Group of First Data Corporation, a financial services company. Mr. Bowman was responsible for the day-to-day operations of research and development, marketing and customer service. From 1983 to 1993, Mr. Bowman served in a number of executive positions with HBO & Co. ("HBO"), including
VP -- International, VP -- Marketing, Senior VP -- Customer Services, Group Senior VP -- Research and Development, and last serving as Executive Vice President and Chief Operating Officer of the Star Business Unit with responsibility for domestic operations. Prior to joining HBO, Mr. Bowman was with Andersen Consulting for 10 years, where he was elected a Partner. Mr. Bowman became a C.P.A. in 1973 and holds an M.S. from Georgia Institute of Technology and a B.B.A. from Georgia State University. Mr. Bowman is an investor and former board member of several early-stage, high-technology companies.

     David Lowenstein, age 35, reassumed the responsibility of Chief Financial Officer of the Company in July 1996, the position he held prior to the Company's initial public offering, which was completed in January 1996 (the "IPO"), and has been Executive Vice President -- Corporate Development and Acquisitions and a Director of the Company since February 1995. Prior to joining the Company, Mr. Lowenstein served, since February 1994, as Vice President, Business Development of Laidlaw Waste Systems, Inc., with overall responsibility for Laidlaw Waste System's acquisition and divestiture program in North America.

From April 1990 until February 1994, Mr. Lowenstein served in a variety of capacities, including Director -- Corporate Development, for Laidlaw, Inc. From November 1988 to March 1990, he served as a business analyst for Tricil, Ltd., a solid and hazardous waste company that was acquired by Laidlaw, Inc. in 1990. Mr. Lowenstein has been responsible for the acquisition or divestiture of over 75 businesses in North America and Europe. Mr. Lowenstein holds a B.A. in Economics from Sir Wilfred Laurier University and an M.S. in Public and Business Administration from Carnegie Mellon University. Mr. Lowenstein is a citizen of the Dominion of Canada.

     G. Michael Bellenghi, age 48, has been a Director of the Company and the Chairman of the Board and Chief Executive Officer of Recordex Acquisition Corp. ("Recordex"), a wholly-owned subsidiary of the Company, since the closing of the IPO. Prior to joining Recordex's predecessor in October 1991, Mr. Bellenghi served as Partner-in-Charge and Director of Deloitte & Touche's Philadelphia office Healthcare Practice for 10 years. Mr. Bellenghi has also served as a graduate professor in Financial Management of Healthcare Institutions at LaSalle University. Mr. Bellenghi is a director of Home Health Corporation of America, Inc., a publicly-held company. Mr. Bellenghi is a certified public accountant and holds a B.A. in Accounting from LaSalle University.

     Kyle C. Kerbawy, age 51, has been Chairman of the Board of MAVRICC Management Systems, Inc., a wholly-owned subsidiary of the Company, since 1981. MAVRICC provides administrative and securities record-keeping services to limited partnerships, REITS, fiduciaries and employee stock option and stock purchase plans. Mr. Kerbawy holds a B.A. in Journalism and an M.B.A. from Michigan State University.

     Jerry F. Leonard, Jr., age 57, has been a Director of the Company and the President and Chief Executive Officer of Leonard Archives Acquisition Corp. ("Leonard"), a wholly-owned subsidiary of the Company, since the closing of the IPO. Prior to the IPO and since 1968, Mr. Leonard held such offices with the predecessor of Leonard. Mr. Leonard has been active in the data storage business for over 28 years.

     Greg Melanson, age 43, has been a Director of the Company and the Chairman of the Board, President and Chief Executive Officer of Researchers Acquisition Corp. ("Researchers"), a wholly-owned subsidiary of the Company, since the closing of the IPO. Prior to the IPO and since 1978, Mr. Melanson held such offices with the predecessor of Researchers. Mr. Melanson has been in the litigation support services business since 1975. Mr. Melanson holds a B.A. from the University of Southern California.

     Jonathan B. Shaw, age 41, has been a Director of the Company and the Chairman of the Board, President and Chief Executive Officer of Imagent Acquisition Corp. ("Imagent"), a wholly-owned subsidiary of the Company, since the closing of the IPO. Prior to the IPO and since 1990, Mr. Shaw held such offices with the predecessor of Imagent. Mr. Shaw has been active with Imagent for 16 years. Mr. Shaw attended the University of Vermont and George Washington University.

     Michael J. Bradley, age 52, has been a Director since the closing of the IPO. Since January 1991, Mr. Bradley has served as a principal and as a member of the Board of Directors of the predecessor of Recordex and, since the closing of the IPO, Recordex. Mr. Bradley is also Vice-Chairman and a director of Republic Bancorp Inc., a bank holding company, and has been Executive Vice President of Mercy Health Corporation of Southeast Pennsylvania since May 1994. Prior to joining Mercy Health Corporation, Mr. Bradley served as President and Chief Executive Officer of several healthcare organizations, including Thomas Jefferson University Hospital and North Philadelphia Health System, both of which are located in Philadelphia, and the Columbia Presbyterian Medical Center in New York City. Mr. Bradley is a certified public accountant and holds a B.S. in Business Administration from Drexel University.

     Donald F. Moorehead, Jr., age 46, has been a Director of the Company since January 1995. Since May 1994, Mr. Moorehead has been Vice Chairman of the Board and Chief Development Officer of U.S.A. Waste Services, Inc., a national waste management company whose shares are listed on the New York Stock Exchange. From October 1990 to May 1994, he served as its Chairman of the Board and Chief Executive Officer. Mr. Moorehead was Chairman of the Board and Chief Executive Officer of Mid-American Waste Systems, Inc., a waste management company, from its inception in December 1985 until August 1990 and continued as a director until February 1991. Mr. Moorehead is a director of Metal Management, Inc., a scrap-metal company. From 1977 until 1984, Mr. Moorehead served in various management positions with Waste Management, Inc. Mr. Moorehead holds a B.S. in Engineering from the University of Tulsa.

     Hon. Edward M. Rowell, age 65, has been a Director since the closing of the IPO. From April 1990 to August 1994, Mr. Rowell served as the United States Ambassador to Luxembourg. Mr. Rowell also served from January 1988 to April 1990 as the United States Ambassador to Portugal and from August 1985 to January 1988 as the Ambassador to Bolivia. Mr. Rowell is currently Vice President of the American Foreign Service Association, an organization dedicated to the protection and advancement of United States interests abroad. Mr. Rowell is also an associate of Global Business Access, Ltd., a private trade development firm in Washington, D.C. Mr. Rowell holds a B.A. in International Relations from Yale University and was a Sloan Executive Fellow at the Stanford University Graduate School of Business.

VOTE REQUIRED FOR APPROVAL

     The 11 nominees receiving a plurality of the votes cast at the Annual Meeting for the election of Directors will be elected as Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES TO THE BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for serving as Directors. Each Director who is not an employee of the Company receives a fee of $1,500 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting) and an initial grant of non-qualified options to purchase 10,000 shares of Common Stock under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"). Non-employee Directors will receive annual grants of non-qualified options to purchase 5,000 shares of Common Stock. All Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as Directors of the Company.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met four times during 1996. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1996.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The members of the Executive Committee presently consist of Mr. Walker, Mr. Bowman, Mr. Lowenstein and Mr. Bellenghi.

     The members of the Audit Committee presently consist of Mr. Bradley, Mr. Moorehead and Mr. Rowell. The Audit Committee is generally responsible for recommending the appointment of the Company's independent auditors and overseeing the accounting and internal audit functions of the Company, including reviewing, with the Company's independent auditors: (i) the general scope of their audit services and the annual results of their audit; (ii) the reports and recommendations made to the Audit Committee by the independent auditors; and
(iii) the Company's internal control structure. The Audit Committee held two meetings during 1996.

     The members of the Compensation Committee presently consist of Mr. Bradley, Mr. Moorehead and Mr. Rowell. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors concerning remuneration of the Company's executive officers. The Compensation Committee also determines stock options to be granted to executive officers pursuant to the Stock Option Plan. The Compensation Committee held two meetings during 1996.

     The members of the Nominating Committee presently consist of Mr. Walker, Mr. Leonard and Mr. Rowell. The Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election to the Board of Directors. The Nominating Committee held one meeting during 1996.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The executive officers of the Company, other than Mr. Barker and Ms. Lebenberg, their respective ages and positions and certain other information with respect to each of them are set forth herein under the section entitled "Election of Directors."

     Timothy J. Barker, age 34, has been Vice President and Chief Accounting Officer of the Company since July 1996. From November 1995 to July 1996, Mr. Barker held the position of Controller of the Company. Prior to joining the Company as a full-time consultant in June 1995, Mr. Barker was a manager with Arthur Andersen LLP, where he served in various capacities over a nine-year period. Mr. Barker served as Vice President of Financial Planning and Analysis for Sunbelt National Mortgage Corporation from June 1993 to October 1994. Mr. Barker holds a B.A. in Accounting from Texas Tech University and has been a C.P.A. since 1985.

     Margot T. Lebenberg, age 29, has been Vice President, General Counsel and Secretary of the Company since May 1996. From 1992 until joining the Company, Ms. Lebenberg was with Morgan, Lewis & Bockius LLP in New York, where she practiced law primarily in the areas of securities and mergers and acquisitions, specializing in consolidation transactions. Ms. Lebenberg holds a B.A. in Economics and History from the State University of New York at Binghamton and a J.D. from Fordham University School of Law.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee, subject to the employment agreements described below, reviews and recommends to the Board of Directors for its approval the salaries and bonuses of the Company's officers, including its five executive officers -- Thomas C. Walker, Chairman of the Board and Chief Development Officer; Ed H. Bowman, Jr., President and Chief Executive Officer; David Lowenstein, Executive Vice President -- Corporate Development and Acquisitions and Chief Financial Officer; Timothy J. Barker, Vice President and Chief Accounting Officer; and Margot T. Lebenberg, Vice President, General Counsel and Secretary. In addition, the Compensation Committee grants stock options under the Stock Option Plan to selected Directors, executive officers and other key employees.

  Compensation Philosophy

     The Company's executive compensation program is designed to integrate compensation with the achievement of the Company's short and long-term business objectives and to assist the Company in attracting, motivating and retaining the highest quality executives.

     Executive compensation is comprised of three components: (i) a base salary, which attracts talented managers and contributes to motivating and rewarding individual performance; (ii) a cash incentive bonus and/or warrants, which integrate financial reward to the achievement of the Company's short-term performance objectives; and (iii) a stock option program, which is intended to promote the achievement of long-term performance goals and to align the long-term interests of the Company's executive officers with those of the stockholders.

     The base salary and incentive bonus payable to each of the Company's executive officers are presently governed by employment agreements entered into by the Company with each of such executive officers. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." The Compensation Committee conducts ongoing reviews of such employment agreements to ensure that they are consistent with the Compensation Committee's then current philosophy.

     The Committee generally intends that compensation paid to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table not be subject to the limitation on tax deductibility under
Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Committee's other objectives. Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1 million, unless such payments result from "qualified performance-based compensation." The Committee has been advised that compensation paid in 1996 should not be subject to the limitation on deductibility under Code Section 162(m).

  Base Salary Compensation

     The Compensation Committee continues to believe that the retention of executives who have developed the skills and expertise required to lead the organization is vital to the Company's competitive strength. It further believes that attracting other key employees who can supplement the efforts of its existing executives is absolutely critical. To this end, it is the Compensation Committee's policy to continue to establish base pay at a competitive level.

  Incentive Bonus Compensation

     The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. Under the Company's employment agreements with the five executive officers, the incentive bonus award component of their compensation is based on the achievement of certain levels of operating profitability, and awards are payable only if current year's operating profits exceed the prior year's results. Such incentive bonus award component is subject to annual subjective review by the Compensation Committee.

  Stock Option Grants

     It is the policy of the Compensation Committee to award stock options to executive officers and other key employees of the Company to align their interests with those of the Company's long-term investors and to help attract and retain such persons. The options, therefore, provide value to the recipients only if and when the market price of the Common Stock increases above the option grant price. To that end, there is ongoing review by the Committee of the market price of Common Stock and the grant price of options. It is the Committee's goal to preserve this incentive as an effective tool in motivating and retaining executives.

     Options to purchase 789,000 shares of Common Stock were granted during 1996 to certain employees who were hired during 1996 and to the executive officers and other current management level employees. The Compensation Committee believes that granting such options, including in particular with respect to the executive officers, not only provides a meaningful long-term incentive to those individuals who have been identified as key to the future success of the Company and to help retain the services of such personnel, but also further links compensation to the overall performance of the Company.

  Compensation of the Chief Executive Officer

     The Compensation Committee considers several factors in establishing the Chief Executive Officer's compensation package, including market pay practices, performance level, contributions toward achievement of strategic goals and the overall financial and operating success of the Company. Compensation paid during 1996 to Mr. Bowman was composed of the initial base salary set forth in Mr. Bowman's employment agreement. Additionally, options and warrants were granted to Mr. Bowman pursuant to his employment agreement.

     The Compensation Committee concluded that the vesting schedule for Mr. Bowman's warrants should be accelerated for a variety of factors, including a comparison of Mr. Bowman's compensation to that granted by the Company's competitors and the critical role Mr. Bowman plays in promoting the Company's growth. Also, in March 1997, Mr. Bowman's employment agreement was amended to provide for accelerated vesting of his warrants and additional option grants at such time as the market price of the Company's Common Stock reaches certain specified levels. In April 1997, Mr. Bowman was also awarded options to purchase 25,000 shares of Common Stock, which options are fully exercisable.

                                            THE COMPENSATION COMMITTEE

                                            Michael J. Bradley
                                            Donald F. Moorehead, Jr.
                                            Hon. Edward M. Rowell

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long term compensation earned during the last two fiscal years by the Company's Chief Executive Officer and each other executive officer of the Company (collectively, the "named executive officers").

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                   ----------------------------
                                                  ANNUAL COMPENSATION                    AWARDS         PAYOUTS
                                       -----------------------------------------   ------------------   -------
                                                                                       SECURITIES        LTIP
                                                                 OTHER ANNUAL          UNDERLYING       PAYOUTS      ALL OTHER
NAME AND PRINCIPAL POSITION(1)  YEAR   SALARY($)   BONUS($)   COMPENSATION($)(2)   OPTIONS/SARS(#)(3)     ($)     COMPENSATION($)
------------------------------  ----   ---------   --------   ------------------   ------------------   -------   ---------------
Thomas C. Walker                1995    150,000         --              --                   --           --            --
Chairman of the Board           1996    150,000         --              --                   --           --            --
and Chief Development Officer
Ed H. Bowman, Jr.               1995     25,000         --              --              100,000           --            --
President and Chief             1996    200,000         --          76,060              130,000           --            --
Executive Officer
David Lowenstein                1995    130,000         --              --                   --           --            --
Executive Vice                  1996    120,000         --              --                   --           --            --
President -- Corporate
Development and Acquisitions
and Chief Financial Officer
Timothy J. Barker               1995     82,528         --              --               15,000           --            --
Vice President and              1996     91,250     50,937              --               40,000           --            --
Chief Accounting Officer
Margot T. Lebenberg             1995         --         --              --                   --           --            --
Vice President,                 1996     60,256     35,000              --               55,000           --            --
General Counsel and Secretary

---------------

(1) Mr. Walker commenced employment with the Company upon the Company's inception, September 1994. Mr. Bowman, Mr. Lowenstein commenced employment with the Company in November 1995 and February 1995, and Mr. Barker became a consultant to the Company in June 1995 and an employee in November 1995, respectively. Ms. Lebenberg commenced employment with the Company in May 1996.

(2) Includes $70,560 in moving related expenses and $5,500 in automobile related expenses for Mr. Bowman. Does not include the Company's expected payment of taxes on behalf of Mr. Bowman for additional taxes he will owe in 1996 for the reimbursement of moving related expenses.

(3) Represents options or warrants granted to purchase the stated number of shares of Common Stock.

                      STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grants of stock options and warrants to the named executive officers during fiscal 1996.

                                           INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                        -------------------------------------------------------      VALUE AT ASSUMED
                                          PERCENT OF                                 ANNUAL RATES OF
                          NUMBER OF         TOTAL                                      STOCK PRICE
                         SECURITIES        OPTIONS       EXERCISE                    APPRECIATION FOR
                         UNDERLYING      AND WARRANTS       OR                      OPTION OR WARRANT
                           OPTIONS        GRANTED TO       BASE                         TERM(4)(5)
                         OR WARRANTS      EMPLOYEES       PRICE      EXPIRATION    --------------------
         NAME            GRANTED(#)       IN 1996(%)      ($/SH)        DATE        5%($)      10%($)
         ----           -------------    ------------    --------    ----------    -------    ---------
Thomas C. Walker               --             --              --            --          --           --
Chairman of the Board
and Chief Development
Officer
Ed H. Bowman, Jr.          50,000(1)         6.0           20.00       5/21/06     340,096      771,561
President and Chief        80,000(2)         9.5           13.00      11/16/05     654,050    1,657,492
Executive Officer
David Lowenstein               --             --              --            --          --           --
Executive Vice
  President
-- Corporate
  Development
and Acquisitions and
Chief Financial
  Officer
Timothy J. Barker          15,000(2)         1.8           13.00      11/16/05     122,634      310,780
Vice President and
  Chief                    15,000(3)         1.8           17.00       7/31/06     160,368      406,404
Accounting Officer         10,000(2)         1.2           20.00      12/17/06     125,779      318,748
Margot T. Lebenberg        45,000(3)         5.4           16.00        4/1/06     452,804    1,147,495
Vice President,
  General                  10,000(2)         1.2           20.00      12/17/06     125,779      318,748
Counsel and Secretary

---------------

(1) These represent 50,000 warrants to purchase shares of Common Stock at an exercise price equal to fair market value as of the date the warrants were granted. These were amended in March 1997 to provide that the warrants are exercisable as to 50% of the underlying shares on May 21, 1997 and are exercisable as to the remaining 50% of the underlying shares commencing May 21, 1998.

(2) These non-qualified stock options were granted under the Company's Stock Option Plan and entitle the holder to purchase shares of the Common Stock at an exercise price equal to the fair market value per share of the Common Stock as of the date the option was granted. These options are exercisable six months after the date of grant as to 20% of the underlying shares, and as to an additional 20% on each of the next four anniversaries of the date of the option grant.

(3) These non-qualified stock options were granted under the Company's Stock Option Plan and entitle the holder to purchase shares of the Common Stock at an exercise price equal to the fair market value per share of the Common Stock as of the date each of the options was granted. These options are exercisable immediately as to 20% of the underlying shares, and as to an additional 20% on each of the next four anniversaries of the date of the option grant.

(4) The potential realizable values are the results of calculations at assumed annual rates of stock price appreciation of five percent and ten percent. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to optionees or warrant holders is possible without an increase in stock prices, which will benefit all stockholders. Options and warrants become immediately exercisable in the event of a change-in-control as defined in the Stock Option Plan or the respective warrant.

(5) This table does not include the following: (i) warrants to purchase 115,000 shares of Common Stock granted in November 1995 as follows: Mr.
    Bowman -- 100,000; and Mr. Barker -- 15,000; and (ii) options to purchase the specified number of shares of Common Stock granted in April 1997 as follows: Mr. Walker -- 15,000; Mr. Bowman -- 25,000; Mr.
    Lowenstein -- 15,000; Mr. Barker -- 5,000; and Ms. Lebenberg -- 5,000. These options vested 100% on the date of the option grant.

                           FISCAL YEAR END OPTION VALUES

     The following table provides information, with respect to the named executives, concerning the options and warrants held as of December 31, 1996. No options or warrants were exercised by any named executive officer during fiscal 1996.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                               OPTIONS AND WARRANTS AT        MONEY OPTIONS AND WARRANTS
                                                 FISCAL YEAR END (#)          AT FISCAL YEAR END (1)($)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Thomas C. Walker...........................        --               --              --               --
Chairman of the Board and
Chief Development Officer
Ed H. Bowman, Jr. .........................    32,000          198,000         252,000        1,509,250
President and Chief
Executive Officer
David Lowenstein...........................        --               --              --               --
Executive Vice President
-- Corporate Development
and Acquisitions and
Chief Financial Officer
Timothy J. Barker..........................     9,000           46,000          58,875          289,250
Vice President and Chief
Accounting Officer
Margot T. Lebenberg........................     9,000           46,000          43,875          184,250
Vice President, General
Counsel and Secretary

---------------

(1) The value of an unexercised option or warrant at December 31, 1996 is determined by subtracting the exercise price of such option or warrant from the last sale price of a share of Common Stock on December 31, 1996 ($20.88), as reported by the Nasdaq National Market.

                               PERFORMANCE GRAPH

     The graph below shows a comparison of the cumulative total return, on a dividend reinvestment basis, for the period from January 12, 1996 (the effective date of the Company's IPO) through December 31, 1996 assuming $100 was invested on January 12, 1996 in the Common Stock, the Company's selected peer group of document management services companies and the S&P 500 Composite Stock Price Index. The selected peer group of document management services companies consists of Iron Mountain, Inc. and Lason, Inc. These companies were selected based on SIC code or are considered by the Company's management to be competitors of the Company. The returns of each peer group company have been weighted according to its stock market capitalization for purposes of arriving at a peer group average.

        Measurement Period
      (Fiscal Year Covered)         F.Y.I. Incorporated      S & P 500         Peer Group
1995                                             100.00             100.00             100.00
1996                                             160.58             122.96             150.56

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the Compensation Committee consisted of Mr. Bradley, Mr. Moorehead and Mr. Rowell. All of the members of the Compensation Committee are non-employee Directors of the Company and are not former officers of the Company. During 1996, no executive officer of the Company served as a member of the Board of Directors or on the compensation committee of a corporation where one of whose executives officers served on the Compensation Committee or on the Board of Directors of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Messrs. Walker, Lowenstein, Bowman and Barker and Ms. Lebenberg entered into employment agreements with the Company in December 1994, February 1995, November 1995, July 1996 and July 1996, respectively. Pursuant to such agreements, each of such persons receives an annual base salary and is eligible for additional year-end bonus compensation. The employment agreement for each of Mr. Bowman and Ms. Lebenberg is for a term of three years, and Mr. Barker's employment agreement is for a term of two years and five months. Each employment agreement automatically renews at the end of its initial term (and each succeeding term) for an additional one year, unless terminated or not renewed by the Company or the employee.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee shall be entitled to receive from the Company such employee's then current salary for the greater of two years (one year in the case of Mr. Barker) or whatever period is remaining under the term of the agreement. In the event of a change in control of the Company, if the employee has not received notice 15 days prior to the event resulting in such change of control that such employee's employment will be continued by the successor to the Company, it shall be deemed a termination without cause, except that the amount of the lump-sum payment to be made to such employee shall be triple (150% in the case of Mr. Barker) the amount ordinarily due upon a termination without cause. In addition, in the event of a change in control of the Company, each employee may elect to terminate his or her employment agreement and receive 150% of the amount ordinarily due upon a termination without cause.

     Each employment agreement contains a covenant-not-to-compete with the Company for a period of two years following termination of employment, provided that: (i) in the event of a termination of employment by the Company without cause, the term of the covenant-not-to-compete contained in the employment agreement will be shortened to one year; and (ii) in the event of a change in control of the Company wherein the employee does not receive notice 15 days prior to the event resulting in such change of control of the continuation of such employee's employment, the covenant-not-to-compete shall not apply. If applicable law reduces the time period during which the employee is prohibited from competing with the Company, the covenant-not-to-compete shall be reduced to the maximum period permitted by law.

SEVERANCE ARRANGEMENT

     Effective July 22, 1996, the Company's then Executive Vice President and Chief Financial Officer resigned. Under the terms of the separation agreement, the Company has paid or will pay the former Executive Vice President and Chief Financial Officer an aggregate of $195,000 as follows: $120,000 on August 19, 1996, $50,000 on January 30, 1997 and $25,000 on August 19, 1997. Furthermore,
in addition to options for 8,000 shares that vested, additional options for 22,000 shares held by the former executive were accelerated and vested. All of such options have been exercised.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of March 26, 1997, regarding the beneficial ownership of the Common Stock by (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) each Director and each named executive officer; and (iii) all Directors and executive officers as a group. The address of each person listed below is c/o F.Y.I. Incorporated, 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. At March 26, 1997, there were 8,784,884 shares of the Common Stock outstanding (including 36,670 shares held by a wholly-owned subsidiary of the Company).

                            NAME OF BENEFICIAL OWNER

                                                                              PERCENT OF
                                                                             OUTSTANDING
                                                                 SHARES         COMMON
               GREATER THAN 5% STOCKHOLDERS:                      OWNED      COMMON STOCK
               -----------------------------                    ---------    ------------
Wasatch Advisors, Inc.......................................      684,850         7.8%
68 South Main Street, Ste. 400
Salt Lake City, Utah 84101
DIRECTORS AND EXECUTIVE OFFICERS:
Greg Melanson(1)............................................      493,260         5.6
Thomas C. Walker(1).........................................      270,000         3.1
Jerry F. Leonard, Jr........................................      253,274         2.9
Jonathan B. Shaw(1).........................................      215,198         2.4
David Lowenstein(1).........................................      212,000         2.4
Ed H. Bowman, Jr.(2)........................................      117,000         1.3
Donald F. Moorehead, Jr.(3).................................       68,617       *
Michael J. Bradley(3).......................................       62,030       *
G. Michael Bellenghi(1).....................................       52,996       *
Margot T. Lebenberg(4)......................................       18,200       *
Timothy J. Barker(5)........................................       17,500       *
Hon. Edward M. Rowell(3)....................................        8,333       *
All Directors and executive officers
as a group (12 persons)(6)..................................    1,788,408        20.0%

---------------

*     Represents less than 1%.

 (1) Does not include 15,000 shares which may be acquired upon the exercise of options granted in April 1997 which are exercisable within 60 days.

 (2) Does not include 123,000 shares which may be acquired upon the exercise of options and warrants not exercisable within 60 days or 25,000 shares which may be acquired upon the exercise of options granted in April 1997 which are exercisable within 60 days.

 (3) Does not include 6,667 shares which may be acquired upon the exercise of options not exercisable within 60 days.

 (4) Does not include 37,000 shares which may be acquired upon the exercise of options not exercisable within 60 days or 5,000 shares which may be acquired upon the exercise of options granted in April 1997 which are exercisable within 60 days.

 (5) Does not include 38,500 shares which may be acquired upon the exercise of options and warrants not exercisable within 60 days or 5,000 shares which may be acquired upon the exercise of options granted in April 1997 which are exercisable within 60 days.

 (6) Does not include 218,501 shares which may be acquired upon the exercise of options and warrants not exercisable within 60 days or 110,000 shares which may be acquired upon the exercise of options granted in April 1997 which are exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the acquisition of seven document management services businesses (the "Founding Companies") simultaneously with the closing of the IPO, and as consideration for their interests in these companies, certain officers, Directors and holders of more than 5% of the outstanding shares of the Company received cash and shares of Common Stock of the Company as follows: Mr. Melanson -- $2,475,000 and 613,260 shares of Common Stock; Mr.
Leonard -- $1,250,000 and 253,274 shares of Common Stock; Mr. Shaw -- $1,200,000 and 265,198 shares of Common Stock; Mr. Bellenghi -- $103,000 and 66,196 shares of Common Stock; and Mr. Bradley -- $103,000 and 66,196 shares of Common Stock.

     The Company has repaid approximately $4,106,000 of indebtedness of the Founding Companies, of which approximately $2,212,000 directly or indirectly benefited officers, Directors or greater than 5% stockholders of the Company as follows: Mr. Melanson -- approximately $417,000; Mr. Shaw -- approximately $155,000; Mr. Leonard -- approximately $1.2 million; Mr. Bellenghi -- $205,000; and Mr. Bradley -- $205,000. In each case, such person was previously either a direct obligor or a guarantor of such indebtedness.

     The Company had an option to acquire Researchers Litigation Support, L.L.C. ("Researchers LLC"), a start-up document management business owned by Mr. Melanson, and Mr. Melanson had an option to require the Company to purchase such business. In December 1996, the Company acquired substantially all of the assets of Researchers LLC for $2,700,000.

WARRANTS TO PURCHASE COMMON STOCK

     In November 1995, the Company granted to Mr. Bowman and Mr. Barker warrants to purchase 100,000 and 15,000 shares of Common Stock, respectively, each with an exercise price of $10.00 per share. These warrants were amended in March 1997 and are now exercisable as to 50% on March 31, 1997 and as to the remaining 50% on January 26, 1998. In May 1996, the Company granted to Mr. Bowman an additional warrant to purchase 50,000 shares of Common Stock at an exercise price of $20.00 per share. The additional warrant was amended in March 1997 and is exercisable as to 50% on May 21, 1997 and as to the remaining 50% on May 21, 1998.

REAL ESTATE TRANSACTIONS

     Leonard leases two properties from Leonard Investments, a partnership consisting of Mr. Leonard and his father. The aggregate rental expenses for these properties were approximately $105,000 for the year ended December 31, 1996. The Company also leases one other facility from Mr. Leonard's father. The rental expenses for this property were approximately $76,000 for the year ended December 31, 1996. The Company believes that the amounts paid for such properties do not exceed the fair market rental thereof.

     Researchers leases office facilities and certain equipment from Mr. Melanson. The total lease payments to Mr. Melanson were approximately $224,000 for the year ended December 31, 1996. Researchers is also required to pay the taxes and insurance on the properties. The Company believes that the amounts paid for such properties do not exceed the fair market rental thereof.

CERTAIN LOANS

     At December 31, 1996, one company which was wholly-owned by Mr. Leonard and his relatives was obligated to Leonard in the amount of approximately $255,000.

COMPANY POLICY

     It is the Company's policy that transactions with affiliates of the Company will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors selected Arthur Andersen LLP as its independent public accountants for fiscal 1997. Arthur Andersen LLP audited the Company's books, records and accounts for fiscal 1996, and representatives of the firm will attend the Annual Meeting, will have the opportunity to make a statement and will be available to answer questions that may be asked by stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if other matters are presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.

                       STOCKHOLDER PROPOSALS FOR THE 1998
                         ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals to be presented at the 1998 Annual Meeting of Stockholders must be received, in writing, by the Secretary of the Company at the Company's principal executive offices no later than December 8, 1997 in order to be included in the Company's Proxy materials relating to that meeting.

                              REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF $.50 PER PAGE, WITH A MINIMUM CHARGE OF $5.00. REQUESTS FOR COPIES SHOULD BE DIRECTED TO F.Y.I. INCORPORATED, 3232 MCKINNEY AVENUE, SUITE 900, DALLAS, TEXAS 75204, ATTENTION: MARGOT T. LEBENBERG, ESQ.

                                            By Order of the Board of Directors

                                            /s/ MARGOT T. LEBENBERG

                                            Margot T. Lebenberg
                                            Vice President, General Counsel and
                                            Secretary

Dallas, Texas
April 8, 1997

                              F.Y.I. INCORPORATED
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 1997

         The undersigned hereby appoints Thomas C. Walker and Ed H. Bowman, Jr., and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock (par value $.01) of F.Y.I. Incorporated (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on Thursday, May 15, 1997, commencing at 10:00 a.m. (local time), and at any adjournment thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


1. Election of     FOR    WITHHELD
   Directors       [ ]      [ ]

Nominees:  THOMAS C. WALKER
           ED H. BOWMAN, JR.
           DAVID LOWENSTEIN
           G. MICHAEL BELLENGHI
           JERRY F. LEONARD, JR.
           GREG MELANSON
           JONATHAN B. SHAW
           MICHAEL J. BRADLEY
           DONALD F. MOOREHEAD, JR.
           EDWARD M. ROWELL
           KYLE C. KERBAWY

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For" box and write that nominee's name in the space provided below.)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING [ ]





Signature____________________Signature___________________Dated: __________, 1997
NOTE: Please sign exactly as name appears above. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.